Exhibit 10

Assignment of Working Interest

This Assignment of Working Interest ("Assignment"), dated as of the date set forth immediately above the signatures hereto, is by and between Ryan Bateman ("Bateman"), whose address is c/o Bateman Financial, Regatta Office Park, 2nd Floor, Windward 3, 1531A Esterly Tibbetts Highway, West Bay Road, P.O. Box 792 WB, Grand Cayman KYl-1303, Cayman Islands, and Sara Creek Gold Corp. ("SCGC"), whose address is 7582 Las Vegas Blvd. South, 247 Las Vegas, NV 89123, United States. Bateman and SCGC (as defined below) may each individually be referred to herein as a "Party" and collectively as the "Parties".

WHEREAS, Trio Petroleum LLC ("Trio") owns a non-operative working interest ("Trio Working Interest") in the DF#15 well in the Sawtelle Field (“Well”), drilled pursuant to the oil and gas lease held by BreitBurn Energy Company, L.P. ("BreitBurn");

WHEREAS, On November 19, 2001, Petrocal Inc. obtained a 2.0% non-operative working interest in the Well (the "Working Interest");

WHEREAS, Petrocal Inc. assigned or distributed the Working Interest to its shareholder Darren Katic;

WHEREAS, On April 28, 2011, Darren Katic transfered the rights to the Working Interest to Ryan Bateman;

WHEREAS, effective May 1, 2011, Trio formalized such transfer with an assignment of the Working Interest from Trio to Bateman; and

WHEREAS, Bateman desires to assign the Working Interest to SCGC for the consideration herein.

NOW THEREFORE, in consideration of the foregoing and payment as described herein herein and other good and valuable consideration, the Parties agree as follows:

I.           Assignment and Effectiveness. Bateman hereby sells, transfers and assigns to SCGC, its successors or assigns, without warranty of title, express or implied, the entire Working Interest, effective as of June 1, 2013 ("Effective Time").

2.           Assumption. For and in consideration of the assignment hereunder, SCGC hereby assumes, as of the Effective Time, all of Bateman’s rights, obligations, interests and liabilities under the Working Interest to the same extent as though it had originally been named as a party thereto.

3.           Payment. Upon execution of this Assignment, SCGC shall issue to Bateman 2,500,000 shares of common stock of Sara Creek Gold Corp., payable as follows: 500,000 shares on July 30, 2013 and 2,000,000 shares on January 1, 2014.

4.           Indemnity. Bateman agrees to defend, indemnify and hold harmless SCGC and its affiliates, officers, directors, shareholders, employees, partners, agents and representatives from and against all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, costs and expenses arising out of, resulting from or related in any way whatsoever to the obligations under the Working Interest which arose or accrued prior to and relate to the period prior to the Effective Time.

5.           Further Assignment. This Assignment shall be binding upon, and inure to the benefit of the Parties and their respective successors and assigns.

6.           Law. This Assignment shall be governed by and construed in accordance with the laws of the State of California without giving effect to conflicts of law principles.

7.           Counterparts. This Assignment may be executed in one or more counterparts, each of which is an original and all of which constitute the Assignment.

IN WITNESS WHEREOF, the undersigned have executed this Assignment of Working Interest on July 18, 2013, intending it to be effective as of the Effective Time.

ASSIGNOR:

/s/ Ryan Bateman
Ryan Bateman

ASSIGNEE:
Sara Creek Gold Corp.

Kristian Andresen
Kristian Andresen, President